Exhibit 99.1

NGL Energy Partners LP Announces Closing of
$400 Million Private Placement of Equity Securities

NGL Energy Partners LP (NYSE:NGL) (the “Partnership” or “NGL”) today announced that on July 2, 2019, it completed a private placement to institutional investors of $400 million of its Class D Preferred Units and warrants to purchase common units representing equity interests in the Partnership.

The Class D Preferred Units bear an initial preferred distribution rate of 9.00%, are redeemable at any time at the option of the Partnership, and are redeemable at the option of the holders after eight and one-half years or in connection with a change of control.  The warrants have a ten year expiration date and will be exercisable upon and after the first anniversary of their issuance, for 7,000,000 common units at $14.54 per unit, and 10,000,000 common units at $17.45 per unit.

NGL used the net proceeds from the issuance of the Class D Preferred Units and the warrants to pay for a portion of the purchase price of the previously announced acquisition of assets from Mesquite Disposals Unlimited, LLC and Mesquite SWD Inc.

In addition, on July 2, 2019, NGL issued 4,185,642 additional units out of its existing preferred equity interests designated Class B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (which have a $25.00 per unit liquidation preference), as payment of a portion of the purchase price for the Mesquite acquisition.

The securities described herein have not been registered under the Securities Act of 1933, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act of 1933 and applicable state securities or blue-sky laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

NGL Energy Partners LP

Investor Relations:

Trey Karlovich, 918-481-1119

Executive Vice President and Chief Financial Officer

Trey.Karlovich@nglep.com

or

Linda Bridges, 918-481-1119

Senior Vice President — Finance and Treasurer

Linda.Bridges@nglep.com